Exhibit 99.2

中国北京市建国门外大街甲  12 号新华保险大厦 6 层 100022

6/F, NCI Tower, A12 Jianguomenwai Avenue, Beijing 100022, China

电话 Tel: +86 10 6569 3399 传真 Fax: +86 10 6569 3838

电邮 Email: beijing@tongshang.com 网址 Web: www.tongshang.com

LEGAL OPINION

To:	Quhuo Limited

3rd Floor, Block D, Tonghui Building

No. 1132 Huihe South Street, Chaoyang District

Beijing, 100023

People’s Republic of China

June 4, 2020

Dear Sirs:

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined below). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

We act as the PRC counsel to Quhuo Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (a) the proposed initial public offering (the “Offering”) by the Company of American depositary shares (the “ADSs”), representing Class A ordinary shares of par value US$0.0001 per share of the Company, in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (b) the Company’s proposed listing of the ADSs on the Nasdaq Stock Market LLC.

In so acting, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (the “Documents”).

In examining the Documents and for the purpose of giving this Opinion, we have assumed without further inquiry: (a) the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as original and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals; (b) the truthfulness, accuracy and completeness of the Documents, as well as the factual statements contained in the Documents; (c) that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated such documents; (d) that information provided to us by the Company, the PRC Subsidiaries (as defined below) and the Variable Interest Entity (as defined below) in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company, the PRC Subsidiaries and the Variable Interest Entity have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part; (e) all Governmental Authorizations and other official statement or documentation are obtained by lawful means in due course; (f) that each of the parties other than PRC companies is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be); (g) that all parties other than then PRC companies have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; and (h) all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

For the purpose of rendering this Opinion, where important facts were not independently established to us, we have relied upon certificates issued by Governmental Authorities and representatives of the shareholders of the Company, the PRC Subsidiaries and the Variable Interest Entity with proper authority and upon representations, made in or pursuant to the Documents.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

The following terms as used in this Opinion are defined as follows:

“Contractual Arrangements” means the arrangements described under the caption “Contractual Arrangements” in the section “Corporate History and Structure” in the Registration Statement.

“Governmental Authorities” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC.

“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Governmental Authorities pursuant to any applicable PRC Laws.

“M&A Rules” means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“PRC Laws” means any and all officially published laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Subsidiaries” means Beijing Quhuo Information Technology Co., Ltd. (北京趣活信息技术有限公司), or the “Beijing WFOE” and Shanghai Quhuoqushun Information Technology Co., Ltd. (上海趣活趣顺信息技术有限公司).

“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Variable Interest Entity” means Beijing Quhuo Technology Co., Ltd. (北京趣活科技有限公司).

Based upon and subject to the foregoing and the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that:

1.	The ownership structures of the PRC Subsidiaries and the Variable Interest Entity, both currently and immediately after giving effect to the Offering, will not result in any violation of the PRC Laws.

2.

The contractual arrangements among the Beijing WFOE, the Variable Interest Entity and their shareholders governed by the PRC Laws both currently and immediately after giving effect to the Offering are valid, binding and enforceable, and will not result in any violation of the PRC Laws.

3.

There are substantial uncertainties regarding the interpretation and application of the PRC Laws and future PRC laws and regulations, and there can be no assurance that the PRC authorities will not take a view that is contrary to or otherwise different from our opinion stated above.

4.

The M&A Rules purport, among other things, to require an offshore special purpose vehicles controlled by PRC companies or individuals and formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval from the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of the PRC Laws, the CSRC’s approval is not required for the approval of the listing and trading of the Company’s ADSs on the Nasdaq, because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the Prospectus are subject to the M&A Rules; (ii) the PRC Subsidiaries were directly established as wholly foreign-owned enterprise, and the Company has not acquired any equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are the Company’s beneficial owners after the effective date of the M&A Rules; and (iii) no provision in the M&A Rules clearly classifies the contractual arrangements among the Beijing WFOE, the Variable Interest Entity and their shareholders as a type of transaction subject to the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

5.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

6.	The statements set forth under the caption “Taxation” in the Registration Statement insofar as they constitute statements of PRC tax law, are accurate in all material respects.

7.

The statements in the Registration Statement under the headings “Prospectus Summary,” “Risk Factors,” “Corporate History and Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Enforceability of Civil Liabilities,” “Dividend Policy,” “Business,” “Management,” “Related Party Transactions,” “Regulation,” “Taxation” and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are true and accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws, documents, agreements or proceedings referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material respect.

This Opinion is subject to the following qualifications:

1.

This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement thereof, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

2.	We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents.

3.

This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

4.

This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference of our name under captions “Risk Factors,” “Enforceability of Civil Liabilities,” “Corporate History and Structure,” “Taxation,” “Legal Matters” and elsewhere in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours sincerely,

Commerce & Finance Law Offices

/s/ Commerce & Finance Law Offices